CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-8 of Sionix Corporation of our report dated January 2nd, 2007 on our audits of the financial statements of Sionix Corporation as of September 30, 2006 and the results of their operations and cash flows for each of the two years then ended, and the reference to us under the caption “Experts”.

Los Angeles, California

January 17, 2008